INSIDER TRADING POLICY All Employees October 2024

2 I. Introduction The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable United States securities laws by Criteo S.A. and its subsidiaries (collectively, the “Company”) and by all directors, officers and employees thereof, in order to protect the Company and its personnel from liability and to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. This Policy applies to all directors, officers and employees of the Company and its subsidiaries. This Policy also applies to immediate family members of the foregoing, those who live in the households of the foregoing and any entities controlled by a person covered by this Policy, in each case as described below in Section III.D. Directors, officers and employees of the Company are responsible for ensuring compliance with this Policy by their immediate family members, those who live in their households and any entities controlled by a person covered by this Policy. The Company also may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material, non-public information. The persons subject to this Policy are referred to herein as “Subject Persons.” Questions regarding this Policy should be directed to the Chief Legal Officer of the Company or their designee. II. Policy A. General It is the Company’s policy to comply with all applicable laws, including U.S. federal and state securities laws relating to buying or selling securities of the Company (“Company Securities”). The Company also requires its directors, officers and employees to comply with such laws. In the course of conducting the Company’s business, directors, officers, or employees may become aware of material, non-public information regarding the Company, its subsidiaries and divisions, or other companies with which the Company does business (this “material, non-public information” or “MNPI” is defined in Section III.A. and III.B. below). Directors, officers, employees or agents of the Company and members of their immediate families may not buy or sell (1) Company Securities while in possession of MNPI with respect to the Company or (2) securities of any other publicly held company while in possession of MNPI with respect to such other publicly held company, even if the decision to buy or sell is not based upon such MNPI. In addition, entities such as trusts or foundations over which a Subject Person has control may not buy or sell securities while the Subject Person is in possession of such MNPI. If you have MNPI, you may not disclose that information to others, even to family members or other employees, except to employees whose job responsibilities require the information and who are bound by this Policy. This Policy continues to apply to transactions in Company Securities by Subject Persons even after separation from service with the Company, as follows: If a Subject Person was aware of material, nonpublic information when the employment or service relationship terminates, the person may not trade in Company Securities until that information has become public or is no

3 longer material. In addition, trading in securities will continue to be subject to federal and state laws regarding insider trading irrespective of a person’s employment status with the Company. Trades or proposed trades by certain persons designated as Covered Persons (as described in Section III.E. below) and their Related Persons (as defined below) are subject to additional specific procedures. Buying and selling securities under this Policy includes purchases and sales of stock, convertible debentures and convertible preferred stock, debt securities (e.g., debentures, bonds and notes) and any other type of securities the Company may issue, as well as derivative securities (e.g., put and call options). B. Trading Plans The Company permits all directors, officers and selected Covered Persons of Criteo S.A. to adopt trading plans in accordance with Securities and Exchange Commission Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if such plans are reviewed and approved by the Chief Legal Officer, meet the requirements of Rule 10b5-1 and the Company’s guidelines, and otherwise are adopted pursuant to the Company’s procedure for adopting such a trading plan (an “Approved 10b5-1 Trading Plan”). If properly executed and used, trading plans that comply with Rule 10b5-1 provide an affirmative defense to insider trading liability. The restrictions set forth in this Policy shall not apply to trades made pursuant to an Approved 10b5- 1 Trading Plan. Given the complexities and details of the SEC’s revised regulations relating to 10b5- 1 trading plans, please contact the Chief Legal Officer for more information concerning the requirements to establish an Approved 10b5-1 Trading Plan. C. Compliance Every Subject Person has the individual responsibility to comply with this Policy and all other applicable laws. A person covered by this Policy or a member of its immediate family or household may, from time to time, have to forgo a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the MNPI and even though the individual believes he or she may suffer an economic loss or forgo anticipated profit by waiting. Trading in Company Securities during a Trading Window (as defined below) should not be considered a “safe harbor,” and all persons covered by this Policy should use good judgment at all times. III. Definition/Explanations A. Who is an “Insider”? The concept of “insider” is broad. Any person who possesses MNPI is considered an insider as to that information. Insiders include Company directors, officers, employees, as well as independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants, outside legal counsel or advisors). The definition of an insider is transaction-specific; that is, an individual is an insider with respect to each item of MNPI of which he or she is aware.

4 B. What is “Material” Information? The materiality of information depends upon the facts and circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, if the information would have been viewed by a reasonable investor as having significantly altered the “total mix” of information made available. Any information that could be expected to affect the market price of the security should be considered material. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information may include: • unpublished financial results (including earnings estimates); • news of a pending or proposed company transaction; • new products; • developments regarding significant customers or other important counterparties; • major litigation or the resolution of such litigation; • recapitalization; • significant change in corporate objectives; • change in control or change in management; • news of a significant acquisition or sale of assets; • change in dividend policies; • financial liquidity problems; • change in the Company’s pricing or cost structure; • a significant cybersecurity incident; and • imposition or termination of an event-specific restriction on trading in Company Securities. The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances. The materiality of a particular piece of information is subject to reassessment on a regular basis. When in doubt, please contact the Chief Legal Officer or their designee. C. What is “Non-Public” Information? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. Information generally would be considered widely disseminated if it has been disclosed through a public filing or submission to the U.S. Securities and Exchange Commission (the “SEC”), a posting on the Company’s website, through reputable news media, or a combination of methods. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. By contrast, information likely would not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers and institutional investors. In addition, even after a public announcement of material information, a reasonable period of time must elapse for the market to react to such information in order for a Subject Person with access to such information to buy or sell Company Securities. Market standards generally recognize a period of two full Trading Days as a reasonable period of time. However, in accordance with

5 guidance issued by the SEC, if the information becomes publicly available on EDGAR1, such information is considered fully and immediately disseminated to the market, so long as the filing brings the disclosure to the attention of readers, does not bury the information, and does not make the disclosure in a piecemeal fashion. Unless available on EDGAR, generally, one should allow approximately two full Trading Days following publication as a reasonable waiting period before such information is deemed to be public. A “Trading Day” is defined by regular U.S. stock market hours, 9:30 a.m. to 4 p.m. Eastern Time. The following are three examples of when a trade can be placed after an announcement; e.g.: - If an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities starting on Wednesday of that week, because two full Trading Days would have elapsed by then (the complete Trading Days of Monday and Tuesday). - If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until the Nasdaq Stock Market opens on Thursday. - If the announcement is made on Friday after trading begins, employees may not trade in Company Securities until the Nasdaq Stock Market opens on Wednesday of the following week. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific MNPI. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirements that trades of Company Securities by Covered Persons be pre-cleared (see Section III.E below) and that trades generally occur during specified Trading Windows (see Section IV.A. below). D. Who is a “Related Person”? For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household and any family members who do not live in your household but whose trades in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they buy or sell Company Securities, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other Related Persons own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where the insider has or shares with others the power to decide whether to buy or sell Company Securities; provided, however, that this Policy shall not apply to a partnership or entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership), hereinafter referred to as an “Investment Entity,” if such Investment Entity has established its own insider trading controls and procedures in compliance 1 EDGAR is the Electronic Data Gathering, Analysis, and Retrieval system, used by public companies and others who are required by law to file forms with the SEC and serves as the SEC’s electronic database of such companies’ regulatory filings.

6 with applicable securities laws and the insider has included such Investment Entity on the acknowledgement attached hereto as Annex C-2. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent, child or sibling may be a “tippee” for securities laws purposes. See Section V.C. below for a discussion on the prohibition on “tipping.” E. Who is a “Covered Person”? In addition, in order to ensure compliance with the Policy, the board of directors of the Company (the “Board”) has adopted the following specific procedures, which apply to directors, officers and certain employees and representatives of the Company, as specified in Annex A (the “Covered Persons”), and their Related Persons (as defined in Section III.D. above). The Company has determined that these Covered Persons are more likely than the average employee to be in possession of MNPI by virtue of their position with the Company. As the group of employees likely to be in possession of MNPI at any given time evolves depending on the Company’s activity and projects, the Company’s Legal Department will gather on a quarterly basis (or such other time period as the may be determined) the list of persons who are considered likely to be in possession of MNPI so that the Covered Persons list can be amended accordingly. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after- the-fact with the benefit of hindsight. Therefore, Covered Persons must obtain pre-clearance from the Company’s Chief Legal Officer, or their designee, before any purchases or sales of Company Securities. While these pre-clearance procedures apply to any market sale of restricted stock, pre- clearance is not required for an automatic, non-discretionary sale of the portion of a stock award on the day such award vests (or the first Trading Day thereafter, if such vesting date is not a Trading Day) so long as such stock is withheld from the employee and sold solely to satisfy tax liabilities due at vesting, as applicable in certain jurisdictions. Pre-clearance may only be obtained by submitting the Pre-Trading Clearance and Certification Form attached hereto as Annex B and contacting the Chief Legal Officer or their designee for a pre-clearance conversation (a “Pre-Clearance Call”). Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice provided on the Pre-Clearance Call will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. The Chief Legal Officer or their designee is under no obligation to approve a transaction submitted for pre-clearance. If a person seeks pre-clearance and permission is denied, then he or she should refrain from initiating any trades in Company Securities, and the facts and circumstances of such denial must be kept confidential by the person requesting such clearance. Clearance of a transaction will be valid only after approval by the Chief Legal Officer or their designee for the balance of that Trading Day, and for a period of two Trading Days thereafter, provided the Covered Person does not come into possession of MNPI during that period of time. If the transaction order is not executed within that two business day period, the transaction must be pre-cleared again. Notification of the Company’s Legal Department is required promptly

7 following the completion of any cleared transaction. These pre-clearance procedures apply regardless of the dollar amount of the transaction or the source of the MNPI. Any questions regarding the applicability of this Policy to a specific situation should be referred to the Company’s Chief Legal Officer or their designee. IV. Sales of Company Securities A. Trading Windows and Black-Out Periods Except as set forth herein, Subject Persons may only buy or sell Company Securities in the public market during periods of open trading as designated by the Company (“Trading Windows”). The Company’s Trading Windows are subject to update from time to time and generally begin two full Trading Days (as described in paragraph 3 of Section III.C. above) after the release of the Company’s quarterly and year-end earnings announcements and continue until the date that is fourteen (14) calendar days before the end of the quarter. In other words, Subject Persons may not buy or sell Company Securities starting 14 days before the end of any given quarter until two full Trading Days after the release of the Company’s earnings announcement relating to that quarter. From time to time, the Company, through the Chief Legal Officer or their designee, may impose a black-out period (a “Black-Out Period”) to suspend trading in light of developments that could involve MNPI. In these situations, the Chief Legal Officer or their designee will notify particular individuals that they should not (a) engage in trading of Company Securities; or (b) disclose to others the fact that a Black-Out Period has been put into effect and that the trading window has been closed. If the relationship between the individual and the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Chief Legal Officer, or their designee, gives notice that the Black-Out Period has been lifted. Please note that a Trading Window should not be considered a “safe harbor” and that even if a Black-Out Period is not in effect, Subject Persons can never trade in Company Securities when in possession of MNPI; provided that trades effected under an Approved Rule 10b5-1 Trading Plan are exempted from such prohibitions as described in Section IV.B. below. In addition, if you are a Covered Person listed on Annex A hereto, you must always receive pre-clearance as described in Section III.E above. B. Limited Exceptions: Section IV.A. is subject to the following limited exceptions: - As described above in Section II.B., trades effected under an Approved Rule 10b5-1 Trading Plan are exempted from the prohibitions in Section IV.A. - This Policy does not prohibit the automatic, non-discretionary sale of the portion of a stock award on the day such award vests (or the first Trading Day thereafter, if such vesting date is not a Trading Day) so long as such stock is withheld from the employee and sold solely to satisfy tax liabilities due at vesting, as applicable in certain jurisdictions.

8 - This Policy does not prohibit the exercise of stock options, or of other equity awards with the equivalent of an exercise price, granted under the Company’s equity plans where no Company Securities are sold in the market to fund the exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option or other equity award). However, the trading restrictions do apply to sales of Company Securities received upon the exercise of options or of an equivalent equity award, including, for example, where the proceeds of a sale are used to fund the exercise price or related taxes (i.e., a cashless exercise). V. Guidelines A. Non-Disclosure of Material, Non-Public Information MNPI must not be disclosed to anyone, except the designated persons within the Company whose positions require them to know it or certain third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose engagements with the Company require them to know it, until such information has been publicly released by the Company. B. Prohibited Trading in Company Securities No Subject Persons may buy or sell, or recommend that another person buy or sell, Company Securities (including initial elections, changes in elections or reallocation of funds of Company Securities relating to employee savings plans, such as 401(k) plan accounts) outside of a Trading Window or when he or she has knowledge of MNPI concerning the Company. For additional information with respect to Trading Windows and certain limited exceptions, see Section IV. above. C. “Tipping” Information to Others Insiders may be liable for communicating or tipping MNPI to any third party (a “tippee”), including but not limited to Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on MNPI tipped to them and individuals who trade on that “tipped” MNPI. Tippees inherit an insider’s duties and are liable for trading on MNPI illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider when tipping MNPI to another individual. Tippees can obtain MNPI by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, to avoid any tipping liability, it is the Company’s policy that all directors, officers and employees keep completely and strictly confidential all MNPI relating to the Company. D. Avoid Margin Accounts, Derivatives, Hedging and Short-Term Speculation Although employees are not prohibited by law from using Company securities as collateral for loans or in margin accounts or from engaging in transactions involving publicly-traded options, such as puts and calls, or other derivatives securities with respect to the Company’s securities, these types of transactions may result in transactions in Company securities in violation of this

9 Policy, including transactions occurring outside of the Trading Windows, and, in the case of publicly-traded options, may create an appearance of impropriety in that these types of transactions often focus on short-term and speculative interest in the Company’s Securities or otherwise result in individual profit arising from poor Company performance. Therefore, Subject Persons may not (i) trade in options, warrants, puts, calls or other similar derivative instruments on Company Securities or sell Company Securities “short”; (ii) hold Company Securities in margin accounts; (iii) engage in hedging transactions and all other forms of monetization transactions (including through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds); or (iv) pledge Company Securities as collateral for loans. Limit orders with brokers may not extend beyond the Trading Window and must be cancellable upon becoming aware of MNPI or the imposition of a Black-Out Period. Directors and executive officers, in particular, must avoid short-term speculation because they are required by law to comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any executive officer or director who purchases and sells Company Securities within a six- month period must disgorge all profits to the Company regardless of whether he or she was in possession of MNPI. E. Gifts Subject Persons may not make any gift or donation of Company Securities while in possession of MNPI or outside of a Trading Window. Additionally, all Covered Persons are required to receive pre-clearance of any gift or donation of Company Securities in accordance with the procedures provided in Section III.E. above. For purposes of this Policy, all references herein to buying, purchasing, selling, or trading (or other variations of those terms) Company Securities are also deemed to refer to gifting and donating Company Securities. F. Trading in Securities of Other Public Companies As a matter of U.S. securities law, no one may buy or sell, or recommend that another person buy or sell, the securities of a company if that person is in possession of MNPI about that other company. In addition, no Subject Person may buy or sell, or recommend that another person buy or sell, the securities of any company if that person learns of MNPI about the other company in the course of his/her employment with or service to the Company. G. No Circumvention No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when an employee is involved in the illegal trading of securities. VI. Penalties for Insider Trading Penalties for trading on, or communicating, MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include:

10 • civil injunctions; • treble damages; • disgorgement of profits; • jail sentences of up to 20 years and criminal fines of up to $5 million per violation; • criminal penalties of up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities; • civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and • fines for the employer or other controlling/supervisory person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided plus, in the case of entities only, a criminal penalty of up to $25 million. In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the person(s) involved. VII. Acknowledgment Upon request, employees must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex C-1. VIII. Amendment; Waivers The Board reserves the right to amend this Policy at any time. The Board and, in some circumstances, its designees, may grant a waiver of this Policy on a case-by-case basis.

ANNEX A Note that this Covered Persons list will be updated regularly depending upon who has access to the Company’s MNPI. This list of Company Covered Persons is subject to review by the Company’s executive management, as applicable, through a process effected by the Chief Legal Officer’s office on a quarterly basis (or such other time period as the Chief Legal Officer may determine). Covered Persons • Members of the Board of Directors • Social and Economic Committee representatives to the Board • Selected External Advisors to the Company (if applicable) • Members of the Company’s executive team2 • The Chief Executive Officer’s chief of staff and executive assistant • Executive assistants to the members of the Company’s leadership team, and any executive assistants to Covered Persons that have access to such Covered Persons’ MNPI • Selected direct reports to the Chief Executive Officer, Chief Financial Officer, and the Chief Legal Officer • The Global Corporate Controller, if not already included in the foregoing 2 The executive team consists of the CEO and the leadership team members, who are listed on the Company’s Investor Relations website under “Governance – Management”.

ANNEX B CRITEO Covered Persons Pre-Trading Clearance and Certification Form Description of Transaction: I or a “Related Person” (as defined in the Criteo Insider Trading Policy (the “Policy”)) desire to trade in securities of Criteo (the “Company”) or another company with which the Company does business consisting of: (describe proposed trade) Pre-Clearance Questionnaire: In filling out the below pre-clearance questionnaire, I understand and have kept in mind that material non-public information, or “MNPI,” is information that is not generally available to the public that would be material to a reasonable investor’s decision to buy or sell the Company’s securities or the securities of another company with which the Company does business. The Policy should be reviewed for further information. I have indicated below whether I have knowledge of the following categories of information: Employee Response 1) Financial fraud/material failure of internal controls? o Yes o No Discussion: 2) Material M&A in process/pipeline? o Yes o No Discussion: 3) Material R&D development imminent to market? o Yes o No Discussion: 4) Governmental review or investigation - threatened, pending or in process - material in nature? o Yes o No Discussion: 5) Any other litigation matter - threatened, pending or in process - material in nature? o Yes o No Discussion: 6) Material cybersecurity incident, threat, attack, previous or in process? Discussion: o Yes o No 7) Movements at the CEO and Leadership Team level (including the officers listed on the Company’s Investor Relations website under “Governance – Management” )? o Yes o No Discussion:

8) Any significant action by a material counterparty of the Company not discussed above (e.g., browser or product changes that could affect the Company, loss of customer or source of supply, etc.)? o Yes o No Discussion: 9) Any other information that a shareholder would view as important enough to affect his/her decision to buy/sell company stock? o Yes o No Discussion:

Certification: I hereby certify that: • I have read and am in compliance with the Company’s Insider Trading Policy and thought carefully about the information I possess; • I have completed the questionnaire above to the best of my knowledge taking account of all information in my possession and have not omitted any information necessary to make any of the above responses not misleading, and I am not now in possession of any material, non-public information concerning the Company or any other company whose securities I intend to trade; • In light of my review of the Policy, I have no concerns about the materiality of the information I possess; • I intend to execute this transaction on the date of pre-clearance approval by the Company’s Legal Department representative or within two trading days following the date of such pre-clearance approval, and I understand that I must resubmit this form if the transaction does not take place within that time; • I understand that if I come into possession of any material, non-public information concerning the Company or any other company whose securities I intend to trade before I execute this transaction, such preclearance approval will no longer be valid and I will not be permitted under the Company’s Insider Trading Policy to execute this trade; and • I will notify the Company’s Legal Department promptly following the completion of any cleared transaction. Date Signature/Certification Name (print legibly) Department [To be completed by Legal Department Representative] The above transaction is:  Approved if executed within 2 business days of preclearance  Not Approved Legal Department Representative

ANNEX C – 1 ACKNOWLEDGEMENT OF POLICY / EMPLOYEES Criteo 32, rue Blanche 75009 Paris To the Chief Legal Officer: I acknowledge that I have read and understand the Criteo Insider Trading Policy and agree to abide by its provisions. Signature: Date: Name (Please Print): Address: Email:

ANNEX C – 2 ACKNOWLEDGEMENT OF POLICY / INVESTMENT ENTITIES Criteo 32, rue Blanche 75009 Paris To the Chief Legal Officer: I acknowledge that I have read and understand the Criteo Insider Trading Policy and agree to abide by its provisions. I hereby designate the following Investment Entities (as defined in Section III.D. of the Policy) as entities for which the Criteo Insider Trading Policy shall not apply: I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware that such securities laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company. Signature: Date: Name (Please Print): Address: Email: